Exhibit 99.2

Report of Independent Auditors

To the Members of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC:

We have audited the accompanying combined balance sheets of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC (collectively, the “Company”) as of December 31, 2005 and 2006, and the related combined statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC, CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC at December 31, 2005, and 2006, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States.

/s/  Ernst & Young LLP

Las Vegas, Nevada
August 13, 2007

99.2-1

Metroflag BP, LLC Metroflag Polo, LLC, Metroflag Cable, LLC
CAP/TOR LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Combined Balance Sheets
December 31, 2005 and 2006

	December 31,
	2005	2006
	(In thousands)

ASSETS
Real estate investments at cost
Land	$145,237	$222,598
Building and improvements	63,399	77,951
Furniture, fixture and equipment	2,106	2,590
Capitalized development costs	7,473	12,680
Less: accumulated depreciation	(15,576)	(35,245)

Net real estate investments	202,639	280,574

Cash	3,457	1,643
Restricted cash	1,754	11,541
Rent and other receivables, net	232	428
Deferred rent	321	90
Deposits on land purchase	4,807	—
Deferred financing costs, net	3,943	41
Acquired lease intangible assets, net	1,662	1,370
Prepaids and other	2,269	920

Total assets	$221,084	$296,607

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loans payable	$194,134	$295,000
Loans from members	6,571	18,635
Due to members	820	1,050
Accounts payable and accrued expenses (including amounts to affiliates of $1,169 and $2,715 at 2005 and 2006, respectively)	2,613	4,787
Unearned rent and related revenues	488	723
Acquired lease liabilities, net	86	58
Tenants’ deposits	953	1,093

Total liabilities	205,665	321,346
Commitments and contingencies (Notes 13 and 14)
Members’ equity	15,419	(24,739)

Total liabilities and members’ equity	$221,084	$296,607

See accompanying notes to financial statements.

99.2-2

Metroflag BP, LLC Metroflag Polo, LLC, Metroflag Cable, LLC
CAP/TOR LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Combined Statements of Operations
For the Three-Year Period Ended December 31, 2006

	December 31,
	2004	2005	2006
	(In thousands)

Revenues
Minimum rent	$9,276	$4,126	$4,659
Percentage rent	128	151	83
Common area and other revenues	1,299	611	839

Total revenues	10,703	4,888	5,581

Expenses
Depreciation and amortization	1,534	379	358
Operating and maintenance	3,802	395	776
General and administrative	3,511	146	104
Real estate taxes	655	320	410

Total operating expenses	9,502	1,240	1,648

Income from operations	1,201	3,648	3,933
Interest income	103	4	1
Interest expense, net	(4,350)	(13,094)	(24,044)
Loss from early retirement of debt	(5,000)	(2,967)	—
Loss from incidental operations	—	(11,836)	(19,950)

Net loss	$(8,046)	$(24,245)	$(40,060)

See accompanying notes to financial statements.

99.2-3

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC
CAP/TOR LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Combined Statements of Changes in Members’ Equity
For the Three-Year Period Ended December 31, 2006

Members’ Equity
(In thousands)

Balance, January 1, 2004	$3,515
Capital contributions	38,788
Distributions paid	(17,859)
Net loss	(8,046)

Balance, December 31, 2004	16,398
Capital contributions	104,774
Distributions paid	(81,508)
Net loss	(24,245)

Balance, December 31, 2005	15,419
Capital contributions	11,902
Distributions paid	(12,000)
Net loss	(40,060)

Balance, December 31, 2006	$(24,739)

See accompanying notes to financial statements.

99.2-4

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC
CAP/TOR LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Combined Statements of Cash Flows
For the Three-Year Period Ended December 31, 2006

	December 31,
	2004	2005	2006
	(In thousands)

Operating activities
Net loss	$(8,046)	$(24,245)	$(40,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,487	10,187	19,670
Deferred financing cost amortization	27	1,415	3,943
Loss on early retirement of debt	—	610	—
Provision for doubtful accounts	570	1,017	—
Changes in operating assets and liabilities:
Rent and other receivables	(472)	(1,129)	(196)
Deferred rent	(308)	426	230
Acquired lease intangible assets	—	(1,662)	292
Other assets	14	(1,958)	1,348
Due to members	—	820	230
Accounts payable and accrued expenses	1,646	942	2,174
Unearned rent and related revenue	350	138	234
Acquired lease intangible liabilities	—	—	(27)
Tenants’ deposits	(632)	44	139

Net cash used in operating activities	(5,364)	(13,395)	(12,023)

Investing activities
Restricted cash	—	(1,754)	(9,787)
Capitalized development cost	(2,493)	(4,981)	(5,206)
Acquisitions of real estate	(40,088)	(41,022)	(10,329)
Deposits on land purchase	(10,099)	5,884	4,807

Net cash used in investing activities	(52,680)	(41,873)	(20,515)

Financing activities
Deferred financing and leasing costs	—	(5,716)	(41)
Proceeds from mortgage loans	17,107	194,134	18,800
Repayment of existing mortgage loans	(5,453)	(146,890)	—
Proceeds from development loan	16,436	—	—
Repayment of existing mandatorily redeemable interests	—	(5,000)	—
Proceeds from members’ loans	12,505	6,571	12,063
Repayment of members’ loans	(3,625)	(9,380)	—
Members’ contributions	38,788	104,774	11,902
Members’ distributions	(17,859)	(81,508)	(12,000)

Net cash provided by financing activities	57,899	56,985	30,724

Net (decrease)/increase in cash and cash equivalents	(145)	1,717	(1,814)
Cash at beginning of year	1,885	1,740	3,457

Cash at end of year	$1,740	$3,457	$1,643

Supplemental cash flow disclosures:
Cash paid for interest, net of capitalized interest	$3,600	$13,629	$20,938

Noncash financing and investing activities:
Financed acquisition of real property	$—	$80,000	$82,066

See accompanying notes to financial statements.

99.2-5

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements
For the Three-Year Period Ended December 31, 2006

1.	Organization and Basis of Presentation

Metroflag BP, LLC (“BP”), Metroflag Polo, LLC (“Polo”), Metroflag Cable, LLC (“Cable”), CAP/TOR, LLC (“CAP/TOR”), Metroflag SW, LLC (“SW”), Metroflag HD, LLC, (“HD”), and Metroflag Management, LLC (“MM”) (collectively, “Metroflag” or the “Metroflag Entities”) are engaged in the business of leasing real properties located along Las Vegas Boulevard between Harmon and Tropicana Avenue in Las Vegas, Nevada. Metroflag is in the planning stage of redeveloping the existing properties into a mixed-use development including a hotel, casino, entertainment, retail, commercial and residential development project. Metroflag has been engaged in the leasing business since 1998 when CAP/TOR acquired certain real properties situated on Las Vegas Boulevard and has since assembled the current six parcels of land totaling approximately 17.72 acres and associated buildings as of December 31, 2006.

Ownership of Metroflag

As of December 31, 2006, Bret Torino Group (“Metro”), Flag Luxury Properties, LLC (“Flag”), and Leviev Boymelgreen of Nevada, LLC (“LBN”) (collectively, the “Members”) are the members of Metroflag. Metro is the sole member of its subsidiaries, Metro One, LLC, Metro Two, LLC, Metro Three, LLC, and Metro Five, LLC, and effectively owns a 25% interest in each of the Metroflag entities. Flag is the sole member of its subsidiaries, Flag Luxury BP, LLC, Flag Luxury Polo, LLC, Flag Luxury Cable, LLC, Flag Luxury SW, LLC, and effectively owns a 25% interest in each of the Metroflag entities. LBN is the sole member of its subsidiaries, LBN-BP, LLC, LBN-Polo, LLC, LBN-Cable, LLC, LBN-SW, LLC, and effectively owns a 50% interest in each of the Metroflag entities.

BP

BP was formed on December 26, 2001 by two members: Metro Two, LLC (“Metro Two”), and Flag Luxury BP, LLC (“Flag BP”), each owning an equal share of the members’ interest. On December 28, 2001, BP acquired from Grand Casino Nevada I, Inc. (“GCN”), the rights in a certain long-term ground lease agreement of real estate (the “Ground Lease”) and the leasehold improvements including the Travelodge Motel (the “Travelodge Property”) located at 3735 South Las Vegas Boulevard. The Ground Lease had been entered into between and by GCN, as tenant, and Brooks Family Trust and Nevada Brooks Cook, as landlord, on June 17, 1996.

After a number of adjustments to the purchase price, BP completed the acquisition of the Ground Lease and the Travelodge Property for a final purchase price of $3,500,000 in March 2003. On February 15, 2002, BP entered into a Management Agreement with WW Lodging Limited, LLC (“WW Lodging”), in which the parties agreed that WW Lodging would manage the Travelodge Property for a fee equaling 3 1/2 percent (3.5%) of the gross revenues generated from the operation of the Travelodge Property. On December 1, 2004, Metro Two, and Flag BP agreed to assign one half of their respective members’ interest to LBN-BP, LLC (“LBN-BP”), giving LBN-BP a 50% interest in BP, each retaining a 25% interest in Metroflag BP. LBN-BP agreed to make a series of contributions totalling $60 million between 2004 and 2006 into BP in return for the members’ interest received. On December 20, 2006, BP acquired the land subject to the Ground Lease for $55 million and the Ground Lease was terminated.

Polo

Polo was formed on December 26, 2001, by two members: Metro One, LLC (“Metro One”), and Flag Luxury Polo, LLC (“Flag Polo”), each owning an equal share of the members’ interest. On December 28, 2001, Polo acquired from GCN the real property located at 3743 South Las Vegas Boulevard known as the “Polo Property”. After a number of adjustments to the purchase price, Polo completed the acquisition of the Polo Property for a final purchase price of $25,765,000 in March 2003. Polo paid cash of $17,765,000 between 2001 and 2003 and granted two classes of mandatorily redeemable membership interests totaling $8 million to GCN. During March 2005, Polo

99.2-6

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

entered into an option agreement with GCN, which provided Polo with the ability to exercise an option allowing a discount for early payment of its obligations to GCN. Polo exercised this option and made the final payment of $5 million in 2005, which represented full satisfaction of the mandatorily redeemable membership interests. Contemporaneously, Metro One and Flag Polo, the only remaining members then, assigned one half of their respective interest to LBN Polo, LLC (“LBN-Polo”) giving LBN-Polo a 50% interest in Polo, each retaining a 25% interest in Polo. In return, LBN-Polo agreed to contribute $30 million into Polo. In 2004, Polo completed constructing the current Hawaiian Market Place and the sidewalk improvement for a total construction cost of approximately $32 million and $1.6 million, respectively.

Cable

Cable was formed on May 18, 2004, by two members: Metro Three, LLC (“Metro Three”) and Flag Luxury Cable, LLC (“Flag Cable”), each owning an equal share of the members’ interest. On September 22, 2004, Metro Three and Flag Cable entered into certain Amended and Restated Memorandum of Agreement (the “Agreement”) with AI & Boymelgreen of Brooklyn Holdings, LLC (“AI & Boymelgreen”) to jointly purchase and redevelop the real property located at 3755 South Las Vegas Boulevard known as the “McDonalds” and redevelop the real property owned by an affiliate, E.C.SLVB, LLC, also known as the “Walgreens Plaza”. On November 1, 2004, Metro Three and Flag Cable assigned all of their members’ interest to an affiliate, Metroflag CC, LLC (“Metroflag CC”) and AI & Boymelgreen assigned all of its interest in Cable acquired on September 22, 2004, to an affiliate, AI & Boymelgreen of Nevada, LLC (“LBN-Cable”). Contemporaneously, Metro Three and Flag Cable withdrew as the members, and Metroflag CC and LBN-Cable were admitted as new members of Cable. As a result of the above transactions, Metroflag CC and LBN-Cable were the only surviving members of Cable each owning 50% of members’ interest. On January 5, 2005, Cable acquired the McDonald’s, for $90 million from Margel, LLC.

CAP/TOR

CAP/TOR was formed on February 18, 1998 by two members: E.C.SLVB, LLC (“E.C.SLVB”) and CAP IV Development, LLC (“CAP IV Development”), each owning an equal share of the members’ interest. On March 3, 1998, CAP/TOR acquired from an individual by the name of Robert Metz the real property located at 3764 South Las Vegas Boulevard known as the “Cap/Tor Plaza” for $17 million. In March 1999, CAP/TOR completed the construction of the Walgreens Plaza for total construction cost of approximately $4.6 million. On May 25, 2004, E.C.SLVB and CAP IV Development entered into a Purchase and Sale Agreement and Assignment of Membership Interest which provided that CAP IV Development sell all of its interest to E.C.SLVB for a purchase price of $8 million. As a result E.C.SLVB became the sole member owning 100% of CAP/TOR. On July 15, 2005, E.C.SLVB assigned all of its interest in CAP/TOR to Cable, becoming a wholly-owned subsidiary of Cable.

SW

SW was formed on May 9, 2005, by three members: Metro Five, LLC (“Metro Five”), Flag Luxury SW, LLC (“Flag SW”), and LBN SW, LLC (“LBN-SW”) owning 25%, 25% and 50% of the members’ interest, respectively. On May 23, 2005, SW acquired the land from Southwest Exchange Corporation and the building and lease intangibles from S&W of Las Vegas, LLC, both located at 3767 South Las Vegas Boulevard, also known as the “Smith & Wollensky” for an aggregate purchase price of $30.1 million.

HD

HD was formed on August 5, 2004. HD is a wholly-owned subsidiary of BP. HD was created to acquire the real property located at 3725 South Las Vegas Boulevard, also known as “Harley-Davidson”. HD completed the acquisition of Harley-Davidson on May 16, 2006 for an aggregate price of $36.6 million.

99.2-7

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

MM

Metroflag Management, LLC (“MM”), was formed on June 24, 2005 by three members: Metro Property Management, LLC, Flag Luxury Management Nevada, LLC, and LBN-Management, LLC to provide core administrative services to, and manage real properties owned by Metroflag. In addition, MM administers and manages the redevelopment project and other special projects. Prior to creation of MM, BP served these functions.

Basis of Presentation and Restructuring

The accompanying combined financial statements consist of BP, Polo, Cable, CAP/TOR, SW, HD, and MM. Significant inter-company accounts and transactions between the entities have been eliminated in the accompanying combined financial statements. The financial statements have been combined because the entities are all under common ownership, are part of a single redevelopment plan, and subject to two mortgage loans secured by the properties owned by the entities.

2.	Summary of Significant Accounting Policies

Rental Revenues

Metroflag leases space to tenants under agreements with varying terms. Leases are accounted for as operating leases with minimum rent recognized on a straight-line basis over the term of the lease regardless of when payments are due. Amounts expected to be received in later years are included in deferred rent, amounts received and to be recognized as revenues in later years are included in unearned rent and related revenues.

Some of the lease agreements contain provisions that grant additional rents based on tenants’ sales volume (contingent or percentage rent) and reimbursement of the tenants’ share of real estate taxes, insurance and common area maintenance (“CAM”) costs. Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. Recovery of real estate taxes, insurance and CAM costs are recognized as the respective costs are incurred in accordance with the lease agreements.

Real Estate Investments

Land, buildings and improvements are recorded at cost. All specifically identifiable costs related to development activities are capitalized into capitalized development costs on the combined balance sheet. The capitalized costs represent pre-development costs essential to the development of the property and include designing, engineering, legal, consulting, obtaining permits, construction, financing, and travel costs incurred during the period of development.

Metroflag capitalizes interest costs to projects during development. Interest capitalization ceases once a given project is substantially complete. As Metroflag has not begun developing the current project, no interest was capitalized during the year ended December 31, 2006 or December 31, 2005. For the year ended December 31, 2004, the company capitalized $1,058,000 related to constructing the Hawaiian Market Place.

Maintenance and repairs that do not improve or extend the useful lives of the respective assets are reflected in operating and maintenance expense.

Depreciation is computed using the straight-line method over estimated useful lives of up to 39 years for buildings and improvements, three to seven years for furniture, fixture and equipment, and 15 years for signage. However, as the latest redevelopment plans provide demolition of the Travelodge, the Hawaiian Market Place, the Harley-Davidson Café and McDonald’s in order to develop the casino resort, Metroflag is depreciating the buildings and improvements over the estimated remaining life of these properties before they are demolished to develop the casino resort which is estimated to be one and one-half years from the latest balance sheet date.

99.2-8

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

Metroflag follows the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). SFAS 141 provides guidance on allocating a portion of the purchase price of a property to intangibles. Metroflag’s methodology for this allocation includes estimating an “as-if vacant” fair value of the physical property, which is allocated to land, building and improvements. The difference between the purchase price and the “as-if vacant” fair value is allocated to intangible assets. There are two categories of intangibles to be considered: (i) value of in-place leases, (ii) above and below-market value of in-place leases.

The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases as well as the value associated with lost rental and recovery revenue during the assumed lease-up period. The value of in-place leases is amortized to expense over the remaining initial term of the respective leases. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the comparable in-place leases, measured over a period equal to the remaining noncancelable term of the lease.

The value of above-market leases is amortized as a reduction of base rental revenue over the remaining terms of the respective leases. The value of below-market leases is accreted as an increase to base rental revenue over the remaining terms of the respective leases.

Metroflag follows the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). In accordance with SFAS 144, Metroflag reviews their real estate portfolio for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based upon expected undiscounted cash flows from the property. Metroflag determines impairment by comparing the property’s carrying value to an estimate of fair value based upon varying methods such as (i) estimating future cash flows, (ii) determining resale values, or (iii) applying a capitalization rate to net operating income using prevailing rates. These methods of determining fair value can fluctuate significantly as a result of a number of factors, including changes in the general economy of Las Vegas and tenant credit quality. In the event that the carrying amount of a property is not recoverable and exceeds its fair value, Metroflag will write down the asset to fair value. There was no impairment loss recognized by Metroflag for the three-year period ended December 31, 2006.

Incidental Operations

Metroflag follows the provisions of Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Operations of Real Estate Projects (“SFAS 67”) to account for the operations of BP, Polo, Cable and HD. In accordance with SFAS 67, the operations of BP, Polo, Cable and HD are considered “incidental,” and as such, for each entity, when the incremental revenues exceed the incremental costs, such excess is accounted for as a reduction of capitalized costs of the redevelopment project.

On the other hand, in such cases where the incremental costs exceed the incremental revenues, such excess is charged to expense as incurred and is included in loss from incidental operations in the accompanying statements of operations. There were no incidental operations in 2004 as the redevelopment plan did not exist until 2005. The

99.2-9

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

following table summarizes the results from the incidental operations for the years ended December 31, 2006 and 2005:

	December 31,
	2005	2006
	(In thousands)

BP
Revenues	$4,964	$4,754
Depreciation and Amortization	(638)	(1,074)
Operating & Other	(6,415)	(7,506)

	(2,089)	(3,826)

POLO
Revenues	5,072	7,475
Depreciation and Amortization	(9,111)	(14,563)
Operating & Other	(5,126)	(5,793)

	(9,165)	(12,881)

CABLE
Revenues	1,874	2,556
Depreciation and Amortization	(54)	(54)
Operating & Other	(2,402)	(2,531)

	(582)	(29)

HD
Revenues	—	1,012
Depreciation and Amortization	—	(3,621)
Operating & Other	—	(605)

	—	(3,214)

Net loss from incidental operations	$(11,836)	$(19,950)

Cash and Cash Equivalents

Metroflag considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Metroflag maintains cash and cash equivalents at financial institutions. Accounts at these institutions are insured by FDIC up to $100,000. At times, the balances in the accounts exceed the FDIC-insured amount. Metroflag has not experienced any losses in such accounts and believe that they are not exposed to any significant credit risk.

Fair Value of Financial Instruments

The carrying value of Metroflag’s accounts receivable and accounts payable and accrued liabilities approximates fair value primarily because of the short-term maturities of these instruments. The carrying value of Metroflag variable-rate note payable is considered to be at fair value since the interest rates on such instruments re-price based on current market conditions. It is not practicable to estimate the fair value of the loans from members as such loans were not issued at arm’s length.

99.2-10

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

Restricted Cash

Restricted cash primarily consists of cash deposits, and impound accounts for interest, property taxes, insurance, rents and development projects as required by certain of our mortgage loans.

Rent Receivable

Rent receivable consists of unpaid rents and related CAM charges that are due in the current or prior periods. Allowance for doubtful accounts has been recorded for past due rent or for receivables that are being negotiated for reduction or forfeiture with certain tenants as part of restructuring the leases to accommodate Metroflag’s development plan.

Deferred Financing Costs

Financing costs are capitalized and amortized to interest expense over the life of the loan.

Tenants’ Deposits

Tenants’ deposits represent a refundable amount received from new tenants and are held in escrow until their lease expires or terminated.

Income Taxes

As limited liability companies, BP, Polo, Cable, CAP/TOR, SW, HD, and MM are not subject to income taxes; therefore, no provision for income taxes has been made in the accompanying financial statements. The members include their respective share of Metroflag income or loss in the members’ income tax returns.

Advertising Expenses

Metroflag expenses advertising costs as they are incurred. Advertising costs incurred for the three-year period ended December 31, 2006, were $293,000, $328,000, and $201,000 for 2004, 2005, and 2006, respectively, and are included in the net loss from the incidental operations.

Risks and Uncertainties

Metroflag’s operations are located in Las Vegas, Nevada, and subject to the economic risks and changes in market conditions of the region.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.	Change in Depreciable Lives of Real Estate Investments

In accordance with its policy, Metroflag reviews the estimated useful lives of its real estate investments and furniture, fixtures and equipment on an ongoing basis. This review indicated that the estimated remaining useful lives of the Travelodge, Hawaiian Market Place, and McDonald’s need to be adjusted due to changes made to the development plan, which provide that these properties and the Harley-Davidson property will be demolished by mid-2008 as further described in Note 15. As a result, effective January 1, 2006, Metroflag changed its estimates of the useful lives of these properties from five years to two and a half years to better reflect the estimated period before

99.2-11

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

these properties are to be demolished. The effect of this change in estimate was to increase 2006 depreciation expense and 2006 net loss by approximately $5.8 million.

4.	Real Estate Investments

During 2006, Metroflag acquired the Harley-Davidson and the land subject to the Ground Lease from third parties for a purchase price of $36.7 million and $55.2 million, respectively. These acquisitions were completed using funds from long-term debt and capital contributions from the Company’s Members of approximately $91.9 million.

5.	Rent and other receivables

Rent and other receivables consist of the following at December 31:

	2005	2006
	(In thousands)

Rent and related	$232	$427
Other	—	14
Allowance for doubtful accounts	—	(13)

Net	$232	$428

6.	Acquired Lease Intangibles

Metroflag’s acquired intangible assets are related to above-market leases and in-place leases under which Metroflag is the lessor. The intangible assets related to above-market leases and in-place leases have a remaining weighted average amortization period of approximately 23 years and 23.4 years, respectively. The amortization of the above-market leases and in-place leases, which represents a reduction of rent revenues for the years ended December 31, 2005 and 2006 was, $239,000 and $292,000, respectively. Acquired lease intangibles liabilities are related to below-market leases under which Metroflag is the lessor, and recorded net of previously accreted minimum rent at December 31, 2005 and 2006 of $25,000 and $27,000, respectively. The remaining weighted-average amortization period is approximately 4.6 years. Metroflag did not have any intangibles related to in-place leases as of December 31, 2004.

Acquired lease intangibles consist of the following at December 31:

	2005	2006
	(In thousands)

Assets
Above-market leases	$582	$582
In-place leases	1,319	1,319
Accumulated amortization	(239)	(531)

Net	$1,662	$1,370

Liabilities
Below-market leases	$111	$111
Accumulated accretion	(25)	(53)

Net	$86	$58

99.2-12

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

The estimated aggregate amortization and accretion amounts from acquired lease intangibles for each of the next five years from the latest balance sheet date are as follows:

	Amortization	Minimum
	Expense	Rent
	(In thousands)

Year Ending December 31,
2007	$148	$19
2008	148	19
2009	73	12
2010	57	5
2011	52	1

7.	Prepaids and Other

Prepaids and other consist of the following at December 31:

	2005	2006
	(In thousands)

Interest rate caps at fair value	$1,769	$348
Prepaid real property tax	316	375
Refundable deposits	184	197

	$2,269	$920

8.	Derivative Financial Instruments

Pursuant to the terms specified in the Barclays Notes (as defined in Note 10), Metroflag entered into three interest rate caps (the “Cap Agreements”) with Barclays Capital between July 2005 and March 2006 with notional amounts totaling $300 million. The Cap Agreements are tied to the Barclays Notes and convert a portion of Metroflag’s floating-rate debt to a fixed-rate for the benefit of the lender to protect the lender against the fluctuating market interest rate. None of the Cap Agreements were designated as a cash flow hedge under SFAS No. 133 and as such the change in fair value is recorded as an adjustment to interest expense. The changes in fair value of the Cap Agreements for the year ended December 31, 2005 and 2006 were an increase of $1,769,000 and a decrease of $1,421,000, respectively. The termination date of the caps is January 9, 2007.

9.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at December 31:

	2005	2006
	(In thousands)

Trade	$1,358	$2,072
Accrued payroll	86	—
Accrued interest, loans from Members	83	1,047
Accrued interest, mortgage loans	1,086	1,668

	$2,613	$4,787

99.2-13

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

10.	Mortgage Loans

Metroflag’s outstanding debt consists of the following at December 31:

	2005	2006
	(In thousands)

Floating rate mortgage loan with maximum principal amount of up to $300 million at 3.85% above LIBOR, payable in monthly installments for interest only until maturity on January 9, 2007, due to Barclays Capital Real Estate, Inc.	$184,134	$285,000
Floating rate mortgage loan with maximum principal of up to $10 million at 3.85% above LIBOR, payable in monthly installments for interest only until maturity on January 9, 2007, due to Barclays Capital Real Estate, Inc.	10,000	10,000

	$194,134	$295,000

On July 15, 2005, Metroflag refinanced substantially all of their mortgage notes and other long-term obligations with a $300 million note and a $10 million note from Barclays Capital Real Estate, Inc. (the “Barclays Notes” or the “Loans”). The maturity date of the Loans was January 9, 2007, with three one-year-extension options subject to payment of a fee and Metroflag’s compliance with the terms of an extension outlined in the loan documents. The Loans require that Metroflag establishes and maintains certain reserves including a reserve for payment of property taxes, a reserve for payment of insurance premiums, a reserve for “capital improvements” as defined and budgeted for in the loan documents, a reserve for “predevelopment costs” as defined and budgeted for in the loan documents, and a reserve for servicing the Loans.

The initial advance from these offerings was $194 million and the proceeds were used to repurchase the $56 million 12% mortgage note due in January 2006, $24 million 7.5% mortgage note due in September 2005, $23.5 million 5.65% mortgage loan due in January 2014, $42.4 million at floating interest of 2.75% above LIBOR due in November 2005, $4.25 million 5.14% note due in March 2006, two unsecured notes totaling $1.0 million bearing 12% of interest due in January 2005, and loans and accrued interest of $7.9 million in full settlement of advances from the Members up to July 15, 2005.

As a result of these repayments, Metroflag recorded a loss on early retirement of debt of approximately $3.0 million for the year ended December 31, 2005, to reflect the write-off of the unamortized loan costs and prepayment penalties. The remaining availability under the $300 million note is to be used primarily to finance the acquisitions of real estate and redevelopment of the existing properties as disclosed in Note 3, but also available for general working capital.

The Barclays Notes are secured by a first lien security interest in substantially all of Metroflag’s assets, including the Park Central Property. The Barclays Notes contain certain financial and other covenants. Metroflag is in compliance with all covenants.

In December 2006, Metroflag submitted a written request to the Lender to extend the existing loan for six months from the maturity date of January 9, 2007.

11.	Loans from the Members

On July 15, 2005, the members of Metroflag formally agreed by executing the Loan and Inter-creditor Agreement to jointly lend to Metroflag, in proportion to each Member’s respective interest, up to $15 million to fund the predevelopment activities, to pay off the promissory notes held by third parties as they become due, and to provide short-term working capital needs upon management’s request. The loans, at the option of the Members, are

99.2-14

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

to be evidenced by promissory notes and bear interest at an annual rate of the U.S. five-year treasury rate, and will mature in five years from the date each promissory note is drawn.

12.	Related Party Transactions

During the three-year period ended December 31, 2006, Flag has allocated salaries and other general and administrative expenses to Metroflag which is included in general and administrative expenses. The total amounts allocated for the years ended December 31, 2004, 2005 and 2006 were $375,000, $820,000, and $230,000, respectively.

13.	Operating Leases

Metroflag’s properties are leased to tenants under operating leases with expiration dates extending to the year 2045. Future minimum rents under non-cancelable operating leases as of December 31, 2006 excluding reimbursements of operating expenses and excluding additional contingent rentals based on tenants’ sales volume are as follows:

Years Ending December 31,
(In thousands)

2007	$7,877
2008	7,220
2009	6,745
2010	6,179
2011	5,821
Thereafter	117,066

Total	$150,908

As of the latest balance sheet date, Metroflag is not a party to non-cancellable long-term operating leases where the Company is the lessee.

14.	Commitments and Contingencies

Metroflag is involved in litigation on a number of matters and are subject to certain claims which arose in the normal course of business, which, in the opinion of management, are not expected to have a material effect on Metroflag’s combined financial position, results of operations or liquidity except as follows:

Metroflag is a party to a certain Amended and Restated Grant of Reciprocal Easements and Declaration of Covenants, Conditions and Restricted dated June 19, 2002 (as subsequently amended, the “REA”) pursuant to which it agreed to pay for certain parking spaces to be constructed by Hard Carbon, LLC (“Hard Carbon”) for the benefit of a third party. A dispute has arisen regarding the appropriate amount payable by Metroflag. Hard Carbon has demanded payment in excess of $7 million and also demanded reimbursements for road-widening expenses from Metroflag.

15.	Subsequent Events

Organizational Restructuring

Subsequent to year-end, on May 12, 2007, Flag Luxury BP, LLC, Flag Luxury Polo, LLC, Flag Luxury SW, LLC, Flag Luxury Cable, LLC, Metroflag CC, LLC, Metro One, LLC, Metro Two, LLC, Metro Three, LLC, Metro Five, LLC, merged into a new entity called FX Luxury Realty, LLC (“FXLR”), with FXLR surviving the merger. By

99.2-15

Metroflag BP, LLC, Metroflag Polo, LLC, Metroflag Cable, LLC,
CAP/TOR, LLC, Metroflag SW, LLC, Metroflag HD, LLC, and Metroflag Management, LLC
(Nevada Limited Liability Companies)

Notes to Combined Financial Statements — (Continued)

completing and surviving the merger, FXLR effectively became a 50% member of Metroflag with Flag owning 100% of FXLR.

On June 1, 2007, CKX, Inc. (“CKX”), a publicly traded media and entertainment company, purchased 50% of the aggregate outstanding common membership interests of FXLR for a $100 million cash investment, which gave CKX an indirect 25% membership interest in Metroflag. In addition, FXLR entered into a binding agreement to acquire the other 50% of Metroflag held by LBN by no later than July 27, 2007.

On July 6, 2007, FXLR acquired the remaining 50% of Metroflag from LBN (the “Park Central Acquisition”). As a result of this purchase, FXLR now owns 100% of Metroflag, and therefore the Park Central Property and will consolidate the operations of Metroflag beginning on July 6, 2007. The total consideration paid by FXLR for the remaining 50% interest in Metroflag was $180 million, $7.5 million of which was an advance payment made in May 2007 (funded by a $7.5 million loan from Flag). The cash payment at closing was funded from $92.5 million cash on hand and $105 million in additional borrowings under the Park Control Loan (as defined), which was reduced by $21.3 million deposited into a restricted cash account to cover debt service commitments and $3.7 million in debt issuance costs. The $7.5 million loan from Flag was repaid on July 9, 2007.

Refinancing of Barclay’s Notes

Subsequent to year-end, on May 10, 2007, BP and Cable obtained a $370 million loan from an affiliate of Credit Suisse, which refinanced the existing debt obligations with Barclay’s Capital for a total payoff of $301 million less reserves maintained with Barclay’s Capital for $7.8 million for a total consideration of $293.2 million. The Credit Suisse debt is a 12-month note with two 6-month extensions. On July 6, 2007, in connection with the Park Central Acquisition, the size of the loan was increased to $475 million.

After this transaction, the Metroflag entities have $475 million in first and second tier term loans (the “Park Central Loan”) secured by the Park Central Property and were required as of the closing date to hold $74.1 million in restricted cash to cover debt service commitments and pre-development expenses. The terms of the loans expire on July 5, 2008 but can be extended for up to two six month periods by Metroflag provided Metroflag meets certain conditions. Interest rates on the loans are at Eurodollar rate plus applicable margins ranging from 150 basis points on the $250 million tranche; 400 basis points on the $30 million tranche; and 900 basis points on the $195 million tranche; the effective interest rates on each tranche at July 6, 2007 were 7.4%, 9.9% and 14.9%, respectively.

FXLR and Flag have issued a joint and severable guarantee to the lenders to the Metroflag entities for any losses they incur as a result of certain circumstances including fraud or intentional misrepresentation by the borrowers, FXLR and Flag and gross negligence or willful misconduct by the borrowers. The loans on the Park Central Property are not guaranteed by FXLR.

The Park Central Loan imposes certain financial and other maintenance covenants on the Metroflag including limitations on indebtedness, liens, restricted payments, loan to value ratio, asset sales and related party transactions.

99.2-16